Exhibit 10.1

SCALE UP AND COMMERCIAL SUPPLY AGREEMENT

This Scale Up and Commercial Supply Agreement (the “Agreement”) is entered into as of November 16th, 2005 (the “Effective Date”) between Corium International, Inc., a Delaware corporation, with its principal place of business at 2686 Middlefield Road, Suite G, Redwood City, CA 94063 (“Corium”) and Adolor Corporation, a Delaware corporation with offices at 700 Pennsylvania Drive, Exton, PA 19341 (“Adolor”) (each, a “Party” and collectively, the “Parties”).

WHEREAS Adolor and Corium are parties to a Product Development and Clinical Supply Agreement dated October 15, 2003, and any agreed upon amendments or scope changes thereto (the “2003 Agreement”) relating to the development and clinical supply of a sterile lidocaine patch;

WHEREAS pursuant to the binding Letter of Intent between the Parties executed September 16, 2005 (the “LOI”), Corium will supply a Rx/non-OTC (unless and until the patch undergoes an Rx to OTC switch), passive, sterile lidocaine patch (the “Patch”) for human use for pain from closed wounds;

WHEREAS upon the successful scale up of the Patches, Adolor desires to have Corium supply it with such Patches, and Corium desires to supply such Patches to Adolor.

NOW, THEREFORE, in consideration of the above premises and mutual covenants hereinafter contained, and for other good and valuable consideration the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Corium and Adolor agree as follows:

1. DEFINITIONS.

1.1 “Adolor Background Technology” means all inventions or intellectual property rights that are owned, either partially or wholly, by Adolor, as of the Effective Date of this Agreement.

1.2 “Batch” shall mean a production lot containing approximately [**] individual Patches of uniform character and quality, within specified acceptance criteria, the amount of which will be mutually agreed to by the Parties upon the successful scale-up of the Patches.

1.3 “Corium Background Technology” means all inventions or intellectual property rights that are owned, either partially or wholly, by Corium, as of the Effective Date of this Agreement.

1.4 “Corium Know-How” shall mean confidential information and materials owned by Corium, (other than Adolor Confidential Information, which is information that is owned by Adolor or licensed by Adolor from third parties) that relate to the Patches, including technical knowledge, expertise, skill, practice, inventions, trade secrets, analytical methodology, manufacturing knowledge, drawings, specifications, processes, techniques, samples, specimens,

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prototypes, designs, research and development results, and other technical and scientific information for the development and marketing of Patches under the foregoing license.

1.5 “Corium Patent(s)” shall mean those Corium patents solely owned by Corium that are filed by Corium or issued during the Term which in the absence of a license to Adolor, would be infringed by the sale, use, offer for sale, import, or manufacture of Patches in North America, provided, however, that if Corium is acquired, in no event will Corium Patents include the patents of Corium’s successor or acquirer.

1.6 “Current Good Manufacturing Practices” or “cGMP” means the then United States current good manufacturing practices and standards as required by applicable Regulatory Authorities for the manufacture, testing, release, packaging and/or distribution of the Patches, and subject to any arrangements, additions or clarifications agreed from time to time between the Parties in the Quality Agreement.

1.7 “Development Failure” shall mean Corium’s material, uncured failure to fulfill its development obligations under this Agreement.

1.8 “Deliverable Documents” shall mean the documents described in Exhibit A.

1.9 “FDA” means the United States Food and Drug Administration and any successor thereto.

1.10 “Intellectual Property Rights” mean all intellectual property rights worldwide arising under statutory or common law, whether or not perfected, including all (i) patents and patent applications, and any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like, and provisional applications, of any such patents or patent application, and any foreign or international equivalent of any of the foregoing; (ii) rights associated with works of authorship including copyrights, copyright applications, copyright registrations; (iii) rights relating to the protection of trade secrets and confidential information; (iv) rights analogous to those specifically set forth in this definition and any other proprietary rights relating to intellectual property (other than trademark, trade dress, or service mark rights); and (v) Know-how.

1.11 “Know-how” shall mean confidential and/or proprietary technical information, techniques, processes, methods, data, substances and materials, and other information in a Party’s possession that is not generally available to the public.

1.12 “NDA” shall mean a New Drug Application filed or to be filed with the U.S. Food and Drug Administration.

1.13 “Passive” shall mean drug transport through skin by means of passive diffusion transport principles with drug concentration gradient (as opposed to drug delivery through alteration of the biological barrier by physical means or by the addition of energy from other sources, i.e., microneedles, iontophoresis, sonophoresis, etc.) as the driving force for transport.

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1.14 “Patch” shall mean a Rx/non-OTC (unless and until the Patch undergoes an Rx to OTC switch), Passive, sterile lidocaine patch for human use for pain from closed wounds as described in Exhibit B (Specifications).

1.15 “Patch Launch” shall mean the first date Adolor begins selling the Patches commercially.

1.16 “Processing Activities” shall mean the manufacturing, processing, product release testing, and other activities undertaken or required to be undertaken by Corium in order to manufacture and supply Adolor with the Patches.

1.17 “Processing Facility” shall mean the Corium facility located at 4558 50th Street SE, Grand Rapids, MI 49512 at which Processing Activities shall occur.

1.18 “Purchase Orders” means purchase orders issued by Adolor to Corium in accordance with the terms set forth in Section 3.7.

1.19 “Regulatory Approval” means any and all approvals, licenses, registrations or authorizations of any Regulatory Authority required to allow the manufacture and sale of any Patches.

1.20 “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Patches.

1.21 “Regulatory Standards” means (i) any and all permits, licenses, filings and certifications required by the FDA or other Regulatory Authorities, and compliance with cGMPs, applicable to any Processing Activity or Processing Facility, and (ii) any laws (including the Environmental Protection Agency (EPA), the Drug Enforcement Administration (DEA), and the Occupational Safety and Health Administration (OSHA)), that apply to any Processing Activity or Processing Facility.

1.22 “Sale” means the act of selling, leasing or otherwise transferring, providing, or furnishing for any consideration. Correspondingly, “Sell” means to make or cause to be made a Sale and “Sold” means to have made or caused to be made a Sale.

1.23 “Specifications” means the written specifications set forth in Exhibit B (as they are amended in accordance with Section 3.4 from time to time) that describe the specific requirements and instructions for the production (including quality standards and testing methods), storage, packaging, shipment of the Patches [**] and in accordance with cGMP requirements.

1.24 “Territory” shall mean North America.

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2. DEVELOPMENT.

2.1 The Development Program. The Parties have agreed to collaboratively engage in scale up activities for the Patches in accordance with the terms and conditions set forth herein (the “Development Program”).

2.1.1 Deliverables. Under the Development Program, Corium shall develop the Deliverable Documents (as described in Exhibit A) and perform the activities set forth in such Exhibit in accordance with the terms of this Agreement.

2.1.2 Deliverables and Timeline. Throughout the Term of the Agreement, Corium shall provide each of the Deliverables to Adolor in accordance with the project timeline set forth in Exhibit C and any revisions to the project timeline that may be mutually agreed by the Parties (the “Timeline”). Corium shall not be liable for any delays or failure to meet milestones set forth in the Timeline that are caused by Adolor. To the extent that Adolor fails to provide Corium with the information or resources that Adolor is obligated to provide under this Agreement, Corium shall to the extent that Corium has not previously informed Adolor of its lack of such information or resources: (i) notify Adolor of such required information and resources as soon as such failure comes to Corium’s attention, and (ii) reassume responsibility for its subsequent delays or failures to the extent that such subsequent delays or failures were not caused by Adolor.

2.1.3 Joint Steering Committee.

2.1.3.1 Purpose. A joint supervisory committee will be established to oversee the Development Program (the “Joint Steering Committee”). The duties of the Joint Steering Committee will include, but not be limited to, the following:

(i) general oversight of all aspects of the Development Program;

(ii) development and approval of any revisions to budgets;

(iii) revision of the Timeline if the estimated timing schedule for the development of a Patch has not been followed or must be revised;

(iv) initial forum for the resolution of disputes arising under this Agreement; and

(v) review of the progress of the development effort against timelines and deliverables set forth in Exhibits C and A.

2.1.3.2 Membership. The Joint Steering Committee will be comprised of three (3) employees from Corium and three (3) employees from Adolor. A Party’s members of the Joint Steering Committee will be appointed by the Party at its sole discretion. Substitute employees may be appointed at any time. The Parties will appoint their respective members of the Joint Steering Committee, and each Party will disclose such members to the other Party in writing, promptly after the Effective Date. If the Joint Steering Committee is unable to reach agreement on a matter, within 10 business days the matter will be submitted for resolution to the President or CEO of Corium and the President or CEO of Adolor.

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2.1.3.3 Meetings. The Joint Steering Committee will meet quarterly, on a mutually agreeable date and time to review the items set forth in Section 2.1.3.1. Representatives of either Party, or both, in addition to members of the Joint Steering Committee, may attend such meetings at the invitation of either Party. The Joint Steering Committee may hold meetings by teleconference or videoconference.

2.1.3.4 Records. Records will be kept of all significant decisions of the Joint Steering Committee, such as decisions regarding budgets, will be reflected in written minutes of meetings that will be circulated by Corium to all Joint Steering Committee members for review and comment before being filed as final records of the Joint Steering Committee.

2.1.4 Project Contacts. Corium and Adolor will designate, each in its sole discretion, and provide to the other, a list of project managers with knowledge of various aspects of the Development Program to whom the other Party shall direct all communications with respect to such aspects of the Development Program and this Agreement.

2.1.5 Development Patch Testing. Corium will issue a Certificate of Analysis (“CofA”) and Certificate of Compliance (“CofC”) and executed batch records and will send such documents to Adolor for their approval. Adolor will have [**] days from receipt of such documents to review them. Once Adolor approves the CofA and CofC, Corium will release the Patches to Adolor. If Adolor chooses to do acceptance testing by a qualified independent laboratory at its expense, Adolor shall commence any such testing within [**] days of its receipt of the CofA and CofC. In the event that Adolor notifies Corium in writing of any nonconformity of the Patches from the Specifications within thirty (30) days of its receipt of the CofA and CofC , Corium will have thirty (30) days from Corium’s receipt of such notice to investigate the nonconformities and Adolor will ensure that Corium is provided with access to, and information from, the laboratory who claimed that the Patches were nonconforming, including such laboratory’s test methods and results. If Corium’s investigation demonstrates to Adolor that such Patches meet the Specifications, Adolor shall reimburse Corium for all costs incurred by Corium in connection with such investigation, including Corium’s labor costs and any other costs. If the Patches do not conform to the Specifications, then Corium shall pay to Adolor [**], and Corium shall have [**] days to cure such default (the “Cure Period”). If Corium is unable to cure such default during the Cure Period, then Adolor may, in addition to any other remedies that it may have, terminate this Agreement in whole or in part for Corium’s material, uncured default without any further obligation or liability of any kind. For the avoidance of doubt, and not in limitation of the foregoing, Corium shall be responsible for the cost of batches of Patches that fail to meet the Specifications if such failure was caused by Corium’s: (i) negligence, (ii) failure to follow Regulatory Standards, or (iii) failure to follow, in good faith, the Specifications.

2.1.6 Corium Personnel. Throughout the Term, Corium shall perform its obligations solely using employees of Corium; provided, however, that Corium may use subcontractors, consultants, or other agents if such third parties are bound in writing to non-disclosure and Intellectual Property assignment provisions that afford Adolor the rights hereunder that Adolor would have if such third parties were Corium’s employees

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(collectively, such employees and third parties are the “Corium Personnel”). Corium shall ensure that the Corium Personnel have entered into agreements with Corium which require them to conform to the requirements binding Corium, which would include this Agreement. Corium shall be responsible for any and all breaches of this Agreement by the Corium Personnel unless such personnel are outside contractors required by Adolor.

2.1.7 Shortages. Throughout the Term, and to the extent that Adolor complies with the forecasting requirements set forth in Section 3.6, Corium shall ensure that it has adequate capacity to perform the Processing Activities and produce the Patches in accordance with this Agreement and in a timely manner.

2.2 Responsibility for Costs. Unless specifically set forth to the contrary herein, each Party will be responsible for all of its own costs and expenses incurred in fulfilling its obligations with respect to the Development Program. For the avoidance of doubt, Adolor will pay Corium’s costs and expenses with respect to the Development Program as described in Exhibit D to this Agreement, as such Exhibit may be amended from time to time.

2.3 Development Payments.

2.3.1 Pre-Payments. Upon execution of the LOI, Adolor paid Corium advance, payments of [**] for equipment and [**] for labor expenses.

2.3.2 Payments. Adolor will pay Corium in accordance with the schedule and in consideration of Corium’s performance of all of its obligations in accordance with this Agreement the amounts set forth in Exhibit D. Except as expressly specified in this Agreement or as otherwise agreed to in writing by the Parties, Adolor will pay any fees, expenses or other charges not the subject of a good faith dispute that are payable to Corium hereunder within thirty (30) days following the date of receipt of Corium’s proper invoice therefor.

2.4 Regulatory Matters.

2.4.1 Adolor Obligations.

2.4.1.1 Adolor shall be responsible for obtaining Regulatory Approvals for the Patches and for all interactions with Regulatory Authorities with respect to the development, registration, and sale of Patches.

2.4.1.2 Adolor shall prepare and file the NDA for the Patches and shall own the NDA.

2.4.1.3 Adolor shall be responsible for all NDA filing fees and other costs assessed by Regulatory Authorities associated with obtaining Regulatory Approvals for the Patches and Adolor shall be responsible for communicating with Regulatory Authorities in connection with the NDA.

2.4.1.4 Adolor shall be responsible for any pre-clinical or clinical trials for the Patches.

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2.4.2 Corium Obligations.

2.4.2.1 Corium shall maintain, or cause to be maintained, records of its activities in connection with the Development Program in sufficient detail and in good scientific manner appropriate for Regulatory Approval, and in accordance with Regulatory Standards, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of its obligations under this Agreement.

2.4.2.2 Corium shall undertake manufacturing scale-up according to cGMP requirements and any other requirements of the Regulatory Authorities.

2.4.2.3 Corium will cooperate with any and all reasonable requests for assistance from Adolor with respect to obtaining Regulatory Approvals and maintaining a consumer complaint file, including by making its employees, consultants and other scientific staff available upon reasonable notice during normal business hours at their respective places of employment to consult with Adolor. Adolor shall reimburse Corium for any and all reasonable and verifiable labor and out-of-pocket costs and expenses incurred by Corium in providing such assistance.

2.4.3 At Adolor’s written request and expense and upon mutual agreement of the Parties regarding timing, Corium will prepare the CMC section necessary for NDA filing. At no additional cost to Adolor, Corium shall provide clear and legible copies of all other documentation related to its manufacture of the Patches that is required by Adolor for submission of its NDA.

2.4.4 Quality Agreement.

2.4.4.1 On the Effective Date, Adolor and Corium shall enter into the quality agreement (the “Quality Agreement”) to be appended to this Agreement as Exhibit F.

2.4.4.2 The Quality Agreement shall be used by both Parties to define and delineate each Party’s roles and responsibilities and manage the operations of both the Adolor and Corium Quality Assurance groups in regards to the control, processing, testing, and/or packaging of this Patch by Corium for Adolor. The Quality Agreement will cover roles and responsibilities for both Adolor and Corium for subjects including, but not limited to, master batch records and/or master packaging records, manufacturing investigation or deviation reports, change control management, facility maintenance and monitoring, training records, validation activities, batch release, analytical testing, stability testing, and equipment qualification.

2.4.4.3 To the extent there are any inconsistencies or conflicts between this Agreement and the Quality Agreement, the terms and conditions of this Agreement shall control unless otherwise agreed to in writing by the Parties.

2.5 Adolor Representatives. Upon two (2) weeks notice, throughout the Term, Corium will consider, but will not be required to approve, a request from Adolor to have, at its cost, representatives on site at the Processing Facility and with the suppliers’ permission, any permitted suppliers’ facilities during manufacture with access to the portions of the Processing Facility used in the manufacture, generation, storage, testing, treatment, holding, transportation,

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distribution or other handling or receiving of the Patches and raw materials therefor for the purpose of observing, reporting on, and consulting as to such activities. Notwithstanding the foregoing, Corium shall approve visits by Adolor personnel to the Processing Facility and any permitted suppliers’ facilities in the instance: (i) when good cause exists for such a visit, (ii) in accordance with the Quality Agreement, and (iii) upon mutual agreement of the Parties, for selected Batches (but not all Batches) during development or after Patch Launch. If there is a dispute regarding whether Corium shall approve a visit from Adolor, such dispute will be referred to the Joint Steering Committee for resolution. Corium shall reasonably cooperate in enabling such representatives to carry out their responsibilities and will make adequate temporary desk space and other reasonable resources available to these representatives during the periods they are working at Corium.

2.6 cGMP Documentation. Throughout the Term, each Party shall maintain, in accordance with and for the period required under the NDA, cGMPs, laws and Regulatory Standards, complete and adequate records pertaining to the methods and facilities used for the cGMPs pertaining to the manufacture, processing, testing, packaging, packing, labeling, holding and distribution of the Patches. Corium shall also maintain all records related to its compliance with environmental, health and safety guidelines for such periods of time as are required by the applicable Regulatory Authorities.

3. MANUFACTURING AND SUPPLY OF PATCHES.

3.1 Agreement for Manufacture and Supply. Subject to the terms herein, Corium shall be the exclusive supplier of Patches to Adolor commencing on the Effective Date and continuing until five (5) years following the Patch Launch plus any mutually agreed upon renewals of the Term of the Agreement. Corium may manufacture, or have manufactured, the Patches at locations other than the Processing Facility only with the prior written consent of Adolor. Corium shall have only the authority provided under this Agreement with respect to the manufacture, testing, packaging, storing, labeling, release, delivery or sale of Patches.

3.2 Materials. Corium shall provide all necessary chemicals, reagents and raw materials, the cost of which is included in the Transfer Price (as defined in Section 3.8.1). At all times during the Term, the Parties each shall comply with the additional requirements with respect to the materials as set forth in Section (J) of the Quality Agreement.

3.3 Regulatory Matters.

3.3.1 Corium shall manufacture, package, store and ship the Patches in compliance with applicable cGMPs, the Specifications, and any other standards that the Parties mutually develop and agree upon for the Patches.

3.3.2 Corium shall maintain complete and accurate documentation of all validation data, stability testing data, batch records, quality control and laboratory testing and any other data required under cGMPs in connection with the manufacturing of the Patches hereunder.

3.3.3 Corium shall not be required to deliver Patches to more than three (3) locations specified by Adolor. Corium shall deliver Patches with accompanying

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documentation as set forth in Section (L)(3) of the Quality Agreement. At Corium’s discretion, additional labor costs to provide documents other than those set forth in Section (L)(3) of the Quality Agreement will be Adolor’s responsibility.

3.3.4 Corium shall be responsible for executing an agreed upon stability protocol in accordance with ICH standards.

3.3.5 Corium shall be responsible for internal QA release of each Batch of the Patches. However, Adolor shall be responsible for the final QA release of each Batch of the Patches to allow shipping for packaging and ultimate distribution for clinical development or commercial supply. For avoidance of doubt, Adolor has the sole responsibility for the release of the Patches to clinical and/or commercial use.

3.3.6 Corium shall, using an agreed upon contractor, terminally sterilize the Patches (including any placebo patches) using gamma radiation at the agreed upon dose in accordance with agreed upon sterilization requirements. Corium shall supply Adolor each Patch and each Placebo Patch as sterilized, and covered in a sealed pouch in accordance with Specifications and cGMPs.

3.3.7 Corium shall ensure that its facilities will comply with cGMP and FDA regulations and requirements, including the payment of any [**]. Unless a facility change is required by the FDA, any facility changes requested by Adolor shall be at Adolor’s cost and expense.

3.3.8 At Adolor’s request, cost and expense, Corium shall provide Adolor with assistance in preparing submissions to the FDA and any other Regulatory Authority.

3.3.9 Corium shall provide all additional information that is possessed by Corium and is reasonably required by Adolor from time to time regarding Regulatory Authority filings as specified in the Quality Agreement, including a copy of the control copies of records and reports.

3.3.10 After the Effective Date, Adolor shall have the right to, upon request, audit the Processing Facility once per year, (or more often, as mutually agreed by the Parties) including its manufacturing processes, records, reports and other facets of the operation, as necessary to assure that all applicable pertinent acts, regulations, and guidelines of the U.S. FDA and other Regulatory Authorities, as well as evolving standards in the regulatory environment, have been met with respect to any Patches; provided, such audit: (i) is conducted during normal business hours, (ii) is conducted with minimum disruption to Corium and in the most expeditious manner possible, and (iii) is conducted only after Adolor has given thirty (30) days prior notice. Adolor shall furnish Corium with copies of all reports prepared as a result of these audits. Corium shall provide Adolor with written responses to any and all observations listed in the audit report furnished by Adolor including action plans and schedules to correct any deficiencies that are listed therein.

3.3.11 Adolor agrees to notify Corium within ten (10) business days of Adolor becoming aware of any material concerns that it may have regarding the manufacturing, processing, testing or storage of Patches. If Adolor’s notification so

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provides, Corium shall suspend manufacturing of Patches until satisfactory resolution of such concerns. During any such suspension requested by Adolor, Corium’s obligation to manufacture Patches for Adolor shall be suspended, including any obligations under any outstanding Purchase Orders.

3.3.12 Notice shall be given as soon as possible by the receiving Party to the other Party of any actual or threatened legal or administrative action arising out of the manufacture, sale, distribution, marketing or use of the Patches. Each Party shall maintain a file on all written or oral consumer or other type of complaints received which in any way relate to the Patches for the duration of the Agreement and for three (3) years after the last distribution of the Patches, in accordance with the Quality Agreement. During the Term of this Agreement, each Party shall provide the other with a copy of such file upon request. Adolor shall review, investigate and endeavor to handle and satisfactorily resolve such complaints and may contact Corium if it requires assistance with any of the foregoing.

3.4 Changes to Specifications. At all times during the Term, the Parties each shall comply with the procedures governing changes in Specifications as described in Section (H) of the Quality Agreement. Any changes that will result in changed expenses and lead-time for manufacturing Patches shall be documented and reflected in the Transfer Price. Adolor may request changes to the Specifications [**]. If either Party, in its reasonable judgment, believes that the Specifications require modification in order to comply with cGMP or to meet consumer demand or to improve the Patches, it shall provide the other Party with written notice thereof. Following any such notification, the Parties shall meet to discuss the terms and conditions under which such modification may be implemented.

3.5 Commercial Patch Labeling Specifications. Sixteen (16) weeks prior to the date that Adolor has requested that Corium deliver any Patches to it Adolor shall provide Corium with labeling specifications necessary for Corium to package and label the Patches in accordance with all applicable international, federal, state and local laws, rules and regulations, and regulatory approvals, which specifications shall include provisions for the insertion of the lot number, expiration date, and any necessary artwork and engineering drawings related thereto (“Labeling Specifications”) provided however that prior to Patch Launch the Parties shall cooperate reasonably to minimize such sixteen (16) week requirement. Corium will label and package the Patches in accordance with such Labeling Specifications.

3.6 Commercial Forecasts.

3.6.1 All commercial forecasts provided by Adolor in connection with this Agreement shall be reasonable and made in good faith with the understanding that Corium shall rely on those forecasts for planning its production infrastructure and capacity.

3.6.2 Within one (1) year of anticipated Patch Launch, Adolor will supply Corium with a planning forecast for the eight (8) quarter period following anticipated Patch Launch (the “Planning Forecast”). Such Planning Forecast shall be updated three (3) months prior to Patch Launch.

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3.6.3 Following the Patch Launch, on the first business day of each calendar quarter, Adolor shall provide Corium with a purchase forecast for the Patch for the upcoming twelve (12) months based upon Adolor’s best estimates (the “Purchase Forecasts”). Corium will utilize the Purchase Forecasts to purchase long lead-time raw materials. Corium is authorized to purchase raw materials to support production based on the Purchase Forecasts. In the event that the forecasts are not realized and the materials are not needed to support production, Adolor shall reimburse Corium (net 15 days) for the [**] for all raw materials received and stored beyond one hundred and twenty (120) days. If Corium is later able to use such raw materials stored beyond one hundred and twenty (120) days in Patches for Adolor, then Corium will credit the total amount previously paid by Adolor for such materials against outstanding or future invoices. In addition, Adolor shall reimburse Corium for the [**] for all raw materials that become obsolete (beyond usable shelf life) due to an unrealized Purchase Forecast or that become obsolete due to Specification changes (material or artwork changes). If a required Purchase Forecast is not timely submitted for Patches within ten (10) days of Corium’s written request to Adolor for the same, the immediately preceding forecast shall become the new forecast.

3.7 Ordering Terms.

3.7.1 Submission of Binding Purchase Orders. Adolor shall place firm (i.e., non-cancelable) purchase orders (“Purchase Orders”) at least [**] prior to Patch Launch for the first quarter’s Patch requirements. Firm Purchase Orders following the Patch Launch Purchase Order shall be placed in accordance with the current Purchase Forecast one quarter in advance of the first required ship date for the quarter’s Patch requirements. Adolor will order Patches by submitting Purchase Orders to Corium in writing. Each Purchase Order must reference this Agreement and include ordering information such as Patch name or other Patch identifier, quantity, unit price, requested delivery dates and delivery locations, shipping and packaging instructions, the Adolor purchase order number and any other elements necessary to ensure the timely production and delivery of the Patch (collectively, “Ordering Information”).

3.7.2 Acceptance of Purchase Orders. Within [**] following Corium’s receipt of each Purchase Order, Corium will acknowledge receipt thereof and accept the delivery dates set forth in the Purchase Order or provide alternate delivery dates that are reasonably acceptable to Adolor, provided, however that Corium shall prioritize the Patch in its production schedule with at least equal importance as any other product manufactured by Corium for other customers purchasing similar quantities of products and generating similar revenue for Corium under similar terms and conditions as those set forth in this Agreement. Within five (5) days following Adolor’s receipt of such alternate delivery dates, Adolor will either: (a) notify Corium that it rejects such dates (in which case the Parties will work together in good faith to determine an alternative, mutually agreeable delivery date); or (b) accept such dates by issuing a confirming Purchase Order, which will be deemed accepted by Corium upon receipt. In the absence of an agreement in (a), above, the date on the original Purchase Order shall apply. Upon Corium’s acceptance of a Purchase Order, such Purchase Order will not be cancelable or modifiable. In no event will a delivery date scheduled by Adolor be less than sixty (60) days after the date the original Purchase Order is received by Corium, except with the prior written consent of Corium.

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3.7.3 No Conflicting Terms. Except for Ordering Information and any Specifications referred to or incorporated into a Purchase Order, any terms and conditions contained in any invoice, shipping document, Purchase Order or in Corium’s quotation or order acknowledgment forms that are inconsistent with or in addition to the terms and conditions of this Agreement are hereby rejected and will be deemed null and of no effect.

3.7.4 Purchase and Supply Commitments. Corium shall supply Patches in accordance with the Purchase Orders, but shall not be required to supply any quantity of Patch beyond [**] of the Purchase Forecast for that particular quarter. If an Adolor Purchase Order for any quarter exceeds [**] of Adolor’s most recent Purchase Forecast for such Patches for such calendar quarter, Corium and Adolor will discuss in good faith the additional amount, if any, that Corium is willing to supply consistent with its other obligations and Adolor will adjust its order accordingly. The total amount of Patches ordered by Adolor for delivery in any calendar quarter may not be less than [**] of Adolor’s most recent Purchase Forecast for such Patch for such quarter.

3.7.5 Minimum Purchase Order Size. The minimum size of any Purchase Order for the Patch shall be [**] Batches with larger orders being in whole number multiples of a Batch, and such Batch commitment shall be exempt from the [**] provision in Section 3.7.4.

3.7.6 Maintenance Fee. Beginning after Patch Launch, if Adolor does not submit a Purchase Order for Patches for [**], Corium shall have no obligation to maintain the facilities, labor, supplies, or other items required to manufacture and supply the Patch and in no event shall Corium’s failure to supply Patches in response to Adolor’s Purchase Forecasts or Purchase Orders be deemed a Supply Failure (as defined below). Beginning after Patch Launch, if Adolor has not or does not plan to submit a Purchase Order for Patches for [**], Adolor may decide to pay Corium a monthly fee for Corium to maintain the ability to manufacture and supply Patches, which shall include Corium’s costs to maintain facilities, labor, supplies, or other items and any costs to resume the manufacture and supply of the Patch and shall not exceed [**] (the “Maintenance Fee”).

3.8 Pricing and Payment Terms.

3.8.1 Patch Transfer Prices. Corium shall supply Adolor with the number of Patches requested by Adolor for commercial sale at a reasonable price, which shall not exceed $[**] for each Patch (“Transfer Price”) with an additional [**] per Patch royalty for a total not to exceed $[**] for each Patch delivered in accordance with the terms of this Agreement. The Parties acknowledge that the current Transfer Price is based on the assumptions set forth in Exhibit B, including that the Patches are developed, manufactured and sold for use in the United States, and will agree to appropriate adjustments of such Transfer Price in the event such assumptions change.

3.8.2 Payment Terms. All payments for Patches shall be made in U.S. dollars. Corium will issue an invoice to Adolor on the date that Corium provides the executed batch records, the CoC and the CoA for each Batch of Patches to Adolor and Adolor will pay such invoices within thirty (30) days following Adolor’s receipt of an

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invoice, provided, however, that Adolor has not rejected or otherwise disputed the receipt of such Patches. Each such invoice shall, to the extent applicable, identify the Adolor Purchase Order number, Patch name, quantity and Lot Number, Transfer Price, freight charges and the total amount to be remitted by Adolor.

3.8.3 Taxes. Adolor will pay all taxes and duties that are assessed by any national, federal, state or local governmental authority on Adolor’s purchase or use of the Patches, including, without limitation, sales, use, excise, value-added and withholding taxes, but excluding any taxes based on Corium’s income or gross receipts (collectively, “Taxes”). Notwithstanding the foregoing, Adolor will have no obligation to pay any such Taxes to the extent Adolor timely provides Corium with a valid tax exemption resale certificate or other similar document.

3.8.4 Collection Costs. Any invoice not paid or disputed in good faith within sixty (60) days shall permit Corium to discontinue purchase of raw materials and production of Patches.

3.8.5 Credits. In the event any rejected quantity of Patches are found not to comply with Specifications, or in the event any recall, withdrawal, field correction or third party return of any Patches are determined to be a result of Corium’s failure to manufacture, test, package, store, label, release or deliver those Patches in accordance with the Specifications, cGMPs, Regulatory Standards and laws, Corium shall: (i) reimburse or credit Adolor the price paid by Adolor for the affected Patches (provided that Adolor has already paid for such Patches), including any freight and insurance charges, (ii) reimburse or credit Adolor for the actual costs incurred in [**], and (iii) reimburse or credit Adolor for any [**]. Adolor shall provide Corium with such information and documentation as Corium may reasonably request to confirm any of the foregoing charges, costs or expenses. Alternatively, Adolor may apply a debit to one or more outstanding invoices issued by Corium provided Adolor gives Corium timely notice of such debit. If there is outstanding credit to Adolor on the termination of this Agreement, Corium shall reimburse Adolor for the amount of such credit within thirty (30) days after this Agreement is terminated.

3.9 Patch Delivery.

3.9.1 Shipping Requirements. For all shipments of Patches to Adolor, the Parties shall mutually determine the mode of shipment and carrier, consistent with the product label and storage conditions. All Patches delivered pursuant to the terms of this Agreement shall be suitably packed in agreed-upon shipping cartons, and marked for delivery to the attention of Adolor at the destination specified in writing by Adolor in accordance with the terms of the Purchase Order or to such Adolor locations as requested by Adolor and at the cost of Adolor. All Patches shall be shipped FOB Processing Facility and risk of loss shall pass to Adolor upon carrier’s receipt of the Patches from Corium, provided, however, that nothing in this Section 3.9.1 shall in any manner limit Adolor’s rights under Section 3.9.2. If any Patches are rejected by Adolor after shipment under this Agreement, and such Patches are to be returned to Corium, then such Patches shall be shipped [**] and title to and risk of loss with respect to those rejected Patches shall pass

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from Adolor to Corium upon [**]. In such cases, Corium shall reimburse Adolor for the costs of the initial shipment from the Processing Facility.

3.9.2 Acceptance.

3.9.2.1 At all times during the Term, the Parties each shall comply with the testing and acceptance process for Patches prior to their shipment by Corium to Adolor as set forth in Section (L) of the Quality Agreement.

3.9.2.2 Latent Defects. In the case of Patches with defects not readily discoverable prior to the shipment of any Patches to Adolor, each Party shall notify the other Party of any such defects discovered by such Party promptly following such Party’s discovery thereof. Notwithstanding anything to the contrary contained herein, in the case of defects that are not readily ascertainable by inspection or analysis, Adolor shall have [**] from the date of discovery of such latent defect to notify Corium of such latent defect.

3.9.3 Batch Failure.

3.9.3.1 Batch Failure When Cause is Outside of Corium’s Control or Indeterminable. In the event a Batch fails to meet the Specifications (a “Batch Failure”) for a cause outside of Corium’s control or, as agreed by both Parties, an indeterminable cause, Corium shall re-initiate Processing Activities pursuant to this Agreement for a replacement Batch as soon as reasonably possible, provided, however that Adolor may cancel its purchase order for such Patches if the delivery of the replacement Patches will be later than [**] after the original delivery date. In the event of such a Batch Failure, Adolor shall pay to Corium [**] for the replacement Batch (provided that Adolor has already paid Corium for the failed Batch) and the [**].

3.9.3.2 Batch Failure Caused By Corium. In the event of a Batch Failure for a cause within Corium’s control, Corium shall, at Adolor’s direction and Corium’s sole expense re-initiate Processing Activities pursuant to this Agreement for a replacement Batch as soon as reasonably possible following investigation to identify root cause for remediation, provided, however, that Adolor may cancel its purchase order for such Patches if the delivery of the replacement Patches will be later than [**] after the original delivery date. In the event of such a Batch Failure, Corium shall be responsible for the [**].

3.10 Delivery Timing. Delays or failure to make a Patch available due to a force majeure event shall not constitute a Corium default. Corium will give notice to Adolor within five (5) days of Corium learning that it will be unable to make Patches available as required by any Purchase Order or otherwise perform its obligations under this Agreement due to a force majeure event .

3.11 Handling of Materials; Accident Reports. Corium shall inform all Corium Personnel and any other relevant personnel of any known or reasonably ascertainable chemical hazards associated with the Patches or any wastes generated through performance of the Processing Activities, and to provide such persons with reasonable training in the proper methods of handling and disposing of such items.

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3.12 Certain Prohibitions. At all times during the Term, the Parties each shall comply with the prohibitions on the manufacture of Patches in connection with potential contaminants or addressed in Section (P) of the Quality Agreement.

3.13 Warranties of Corium In Connection With Supply of Patches. Corium represents and warrants that:

3.13.1 all Patches shall be manufactured and tested in accordance with the then current Specifications, Quality Agreement, and all Regulatory Standards, applicable laws, and further formulating, manufacturing, packaging or other standards agreed in writing and approved by the Parties;

3.13.2 the ownership and operation of the Processing Facilities shall be in material compliance with cGMPs and all applicable Regulatory Standards and laws (including the receipt and possession of all applicable permits and authorizations, including a current drug establishment registration with the FDA as set forth in 21 C.F.R. 207, if applicable), and any further manufacturing, or other standards agreed in writing by the Parties; and

3.13.3 all active and placebo Patches shall not be adulterated or misbranded within the meaning of applicable Regulatory Standards or the United States Federal Food, Drug, and Cosmetic Act.

3.14 Supply Failure by Corium. Should Corium fail to supply [**] of the Patches ordered in accordance with this Agreement and Adolor’s forecasted requirements for a consecutive sixty (60) day period (“Supply Failure”) and should Corium fail to cure such Supply Failure within an additional thirty (30) days after notice thereof, Corium will [**], provided, however, that Corium may resume manufacturing Patches and resume its role as Adolor’s exclusive Patch manufacturer within six (6) months after providing written notice satisfactory to Adolor that it has cured the Supply Failure problem and is able to manufacture Patches. Notwithstanding the foregoing, following the first such Supply Failure, Adolor may order Patches from its alternate supplier at any time that Corium notifies Adolor in writing (which notice Corium shall promptly provide to Adolor upon it becoming aware) that it is: (a) unable to meet Adolor’s forecast, (b) unable to meet Adolor’s requested delivery date, or (c) unable to supply at least [**] of Adolor’s purchase order; provided however, that Adolor will accept Patches from Corium first up to its ability to supply and any shortfall may be obtained from the alternate supplier.

3.14.1 Supply Failure Exclusions. A Supply Failure excludes the following conditions: (i) a force majeure event which is not specific to Corium’s operations, and (ii) Adolor’s material, uncured breach, which shall include Adolor’s failure to pay Corium undisputed amounts due and owing within fifteen (15) days after Corium has notified Adolor of such payment failure. Should a force majeure event specific to Corium’s operations that results in a Supply Failure occur, Adolor may transfer manufacturing to another supplier for the duration of the force majeure event if Corium fails to cure such Supply Failure within [**] days of such force majeure event. Corium will resume manufacturing of Patch and resume its role as Adolor’s exclusive Patch manufacturer within [**] days of written notice satisfactory to Adolor that it has corrected the issue and is able to manufacture Patches.

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3.14.2 Second Source Supplier. Adolor has the right to qualify a second supplier in advance of a Supply Failure. Adolor may deliver the Deliverable Documents to a second supplier and otherwise use the Deliverable Documents to qualify a second supplier. Corium will provide Adolor with the Deliverable Documents upon the target date set forth in Exhibit A (unless the Agreement is terminated either by Adolor for its business convenience or by Corium for Adolor’s material, uncured default prior to such target date in accordance with the terms of the Agreement), provided, however, that the foregoing shall not be construed as requiring Corium to create Deliverable Documents after any termination of this Agreement pursuant to Section 7.2 hereof. For the avoidance of doubt, in the situation where Adolor is qualifying a second supplier, Corium will not provide training and will not create or provide any documents (other than the Deliverable Documents as described above) to assist in such qualification, nor shall Corium take any action to delay or prevent Adolor’s qualification of a second supplier. To the extent that they contain Corium Confidential Information, the Deliverable Documents will be Corium Confidential Information that will be subject to the nondisclosure provisions of this Agreement and Adolor will impose confidentiality obligations on second suppliers that are consistent with such provisions.

3.15 Patch Complaints. At all times during the Term, the Parties each shall comply with the process for handling written or oral complaints relating to the Patches as covered in Section (G) of the Quality Agreement.

3.16 Adverse Events. At all times during the Term, the Parties each shall comply with the process for handling adverse events associated with the use of any Patch in humans as described in the Quality Agreement.

3.17 Notification and Cooperation For Recalls. At all times during the Term, the Parties each shall comply with the requirements and procedures for Patch recalls as described in Section (T) of the Quality Agreement.

3.18 Retained Samples. At all times during the Term, the Parties each shall comply with the sample retention requirements covered in Section (E) of the Quality Agreement.

4. LICENSE GRANTS.

4.1 License for Adolor to Sell Patches.

4.1.1 Subject to the terms herein, Corium grants Adolor an exclusive, non-transferable, non-sublicenseable, royalty-bearing, perpetual license under the Corium Intellectual Property and Inventions, including the Corium Patents and Know-How to use, sell and offer to sell Patches in the Territory.

4.1.2 Unless this Agreement is terminated during the Term for convenience by Adolor or for Adolor’s material breach, after the Term of the Agreement.

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and subject to Adolor’s payment of royalties to Corium, the foregoing license will also include the right for Adolor to make, have made and import Patches.

4.2 Royalty. In accordance with Section 3.8.1, Adolor shall pay Corium a royalty of [**] per Patch during the Term and [**] per Patch after the Term upon Sale of a Patch to third parties for so long as Adolor Sells, or offers to Sell Patches.

4.3 Audits. From the point in time at which Adolor Sells Patches until this Agreement terminates and for three (3) years thereafter, Adolor will keep and maintain accurate records as reasonably necessary to validate the royalties payable to Corium under this Agreement. Upon at least five (5) days advance written request by Corium, Adolor will provide access to such records for examination and audit by an independent certified public accountant chosen and paid for by Corium; provided that such audit is conducted during Adolor’s normal business hours. If the audit dates requested by Corium will unreasonably disrupt Adolor’s business, then Corium shall conduct such audit during alternative dates, provided that Corium shall not be required to conduct such audit more than thirty (30) days after the audit dates initially requested by Corium. Corium may not request more than one (1) such examination and audit during any twelve (12) month period, and such audit shall be limited to the immediately preceding thirty-six (36)-month period. If any such audit discloses any underpayments of the royalties due from Adolor’s Sales of Patches under this Agreement, then (i) Adolor shall promptly correct such underpayment by paying to Corium the amount underpaid and (ii) if such audit reveals an underpayment of amounts owed to Corium in excess of five percent (5%) during a calendar year, then Adolor shall reimburse Corium for the reasonable costs of such audit. Alternatively, if any such audit discloses any overpayments of the royalties due from Adolor’s Sales of Patches manufactured by a third party under this Agreement, Corium shall promptly correct such over payment and Corium shall refund to Adolor the amount that has been overpaid. The existence and results of the audit shall be considered Adolor’s Confidential Information. A condition of the audit shall be that the independent certified public accountant conducting the audit abide by the reasonable site and security requirements that are generally applicable to visitors to Adolor’s premises.

4.4 License In A Supply Failure. Subject to the terms herein, Corium grants Adolor an exclusive, non-transferable, non-sublicenseable, royalty-bearing, perpetual license under Corium Intellectual Property and Inventions, including the Corium Patents and Know-How to make and have made Patches in the Territory during the Term in the event of a Supply Failure or a Development Failure.

4.5 License For [**]. Subject to the terms herein, Corium grants Adolor an exclusive, non-transferable, non-sublicenseable, royalty-bearing, perpetual, license under the Corium Intellectual Property and Inventions, including the Corium Patents and Know-How to make and have made Patches in the Territory during the Term solely for the period and to the extent that such license is necessary to allow Adolor to [**].

5. EXCLUSIVITY.

5.1 Non-Compete. Corium shall not, directly or indirectly, compete or assist third parties in competing with Adolor in the [**].

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5.2 Exclusive Term. Subject to the terms herein, Corium shall be the exclusive supplier of Patches to Adolor during the Term (as defined in Section 7.1).

5.3 Negative Sale. Corium shall not sell, distribute, or otherwise transfer, without Adolor’s prior written consent, any work-in-process or finished goods inventory of Patches, other than to Adolor as expressly provided in this Agreement, [**].

6. CONFIDENTIALITY.

6.1 Definition. “Confidential Information” means all secret, confidential or proprietary information or data, whether provided in written, oral, graphic, video, computer or other form, provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) pursuant to this Agreement or generated pursuant to this Agreement, including information relating to the Disclosing Party’s existing or proposed research, development efforts, patent applications, business or products, the terms of this Agreement and any other materials that have not been made available by the Disclosing Party to the general public. Confidential Information must be disclosed in writing and conspicuously designated as “Confidential” at the time of disclosure or if disclosed orally, identified as “Confidential” at the time of disclosure and summarized in a writing sent by the Disclosing Party to the Receiving Party within thirty (30) days of any such disclosure or information that under the circumstances, a person exercising reasonable business judgment would understand to be the confidential or proprietary. Confidential Information includes the specific terms and pricing set forth in this Agreement.

6.2 Exclusions. Notwithstanding anything to the contrary in this Section 6, Confidential Information shall not include any information or materials that: (i) were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party to the extent such Receiving Party has documentary evidence to that effect; (ii) were generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (iii) became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement; (iv) were disclosed to a Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or (v) are independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information as demonstrated by contemporaneous written records.

6.3 Obligations. Each of Corium and Adolor shall protect all Confidential Information received from the other Party with the same degree of care it maintains with respect to the confidentiality of its own Confidential Information, but in no event less than a reasonable degree of care. Neither Party shall use such Confidential Information for any purpose other than in performance of this Agreement or disclose the same to any person other than to such of its employees, board members, attorneys, accountants, advisors, consultants or agents who have a need to know such Confidential Information. In addition to the foregoing, Adolor may disclose Confidential Information as set forth below in Section 6.4. A Receiving Party shall advise any of its employees, board members, attorneys, accountants, advisors, consultants or agents who receive such Confidential Information of the confidential nature thereof and of the obligations

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contained in this Agreement relating thereto, and the Receiving Party shall ensure that all such agents comply with such obligations as if they had been a Party hereto. Upon termination of this Agreement, the Receiving Party shall return or destroy all documents, tapes or other media containing Confidential Information of the Disclosing Party that remain in the Receiving Party’s or its agents’ possession, except that the Receiving Party may keep one copy of the Confidential Information in the legal department files of the Receiving Party, solely for archival purposes. Such archival copy shall be deemed to be the property of the Disclosing Party, and shall continue to be subject to the provisions of this Section.

6.4 Certain Disclosures.

6.4.1 Required Disclosures. In the event that a Receiving Party is required by law, any governmental agency, court or other quasijudicial or regulatory body to disclose any of the Confidential Information of the Disclosing Party, such Receiving Party shall provide the Disclosing Party with prompt written notice of any such request or requirement so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Disclosing Party, the Receiving Party is nonetheless legally compelled to disclose any such Confidential Information to any tribunal, regulatory body, agency or similar entity, only that portion of the Disclosing Party’s Confidential Information which it believes it is legally required to may be disclosed, provided that it exercises its commercially reasonable efforts to preserve the confidentiality of such Confidential Information. Each Party shall determine in its sole discretion whether such Party is required to file this Agreement with the Securities Exchange Commission.

6.4.2 Disclosure of Information to [**]. Notwithstanding anything to the contrary in this Agreement, Corium agrees that Adolor may disclose technical information regarding the Patch to [**] that [**] needs to commercialize sterile lidocaine patches outside the Territory, provided that such disclosures are required to obtain Regulatory Approval or to comply with Regulatory Standards and that Adolor first obtains Corium’s written consent to such disclosures, which consent shall be provided or refused within two (2) business days of Adolor’s request therefore and shall not be unreasonably withheld by Corium. [**].

6.4.3 Regulatory Disclosures. Corium agrees that Adolor shall have the right to disclose the Confidential Information of Corium to Regulatory Authorities in an Investigational New Drug application, New Drug Application or any other regulatory filing or interaction in connection with a Regulatory Authority or other governmental entity regarding the Patches. Corium further agrees that Adolor shall have the right to disclose Confidential Information of Corium to clinical investigators to the extent that such disclosures are required to obtain Regulatory Approval or to otherwise comply with Regulatory Standards and Adolor first obtains Corium’s written consent to such disclosures, which will not be unreasonably withheld, provided that Adolor may disclose any information contained in an investigator brochure that has been previously provided by Adolor to Corium or that must be disclosed immediately due to a medical emergency or other safety related issue.

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7. TERM AND TERMINATION.

7.1 Term. The term of this Agreement will commence on the Effective Date and unless earlier terminated in accordance with this Section 7, will end five (5) years from Corium’s first commercial sale of Patches to Adolor plus any mutually agreed upon renewals (the “Term”).

7.2 Termination.

7.2.1 Termination for Convenience. Adolor may terminate this Agreement at any time for any reason or for no reason by providing forty-five (45) days prior written notice to Corium.

7.2.2 Termination for Cause. This Agreement may be terminated by a Party for cause immediately upon the provision of written notice to the other Party if the other Party materially breaches any material provision of this Agreement and fails to cure such breach within sixty (60) days of written notice describing the breach.

7.2.3 Effect of Termination.

7.2.3.1 If this Agreement is terminated by Adolor for convenience pursuant to Section 7.2.1 or by Corium for Adolor’s material breach pursuant to Section 7.2.2:

7.2.3.1.1 Adolor will reimburse Corium for all expenses spent or committed to in writing by Corium in connection with this Agreement prior to its receipt of notice of such termination upon the provision of reasonable verification of such expenses;

7.2.3.1.2 Corium shall use reasonable efforts to minimize any shutdown expenses, and Adolor will be obligated to pay Corium for all such shutdown expenses. To the extent that Adolor has not already paid Corium for such expenses, shutdown expenses include the cost of remaining inventory in stock, any reasonable costs or expenses to which Corium has previously committed, on-going stability costs, the cost to terminate any on-going tests or studies, and the cost to prepare any final paperwork to comply with Regulatory Standards.

7.2.3.1.3 All licenses granted by Corium to Adolor in Section 4 will immediately terminate.

7.2.3.1.4 Upon termination or expiration of this Agreement, each Party will promptly return to the other Party all Confidential Information of the other Party (and all copies and abstracts thereof), provided that each Party shall be allowed to retain copies of any information or data required by Regulatory Authorities within the Territory and Adolor shall be allowed to retain the Deliverable Documents and to provide such documents to a second supplier.

7.2.3.2 Survival. The following provisions shall survive the termination or expiration of this Agreement: 1, 2.3.2, 2.6 (the last sentence), 3.3.12, 3.8, 3.13, 4.1 (except to the extent such licenses are terminated pursuant to Section 7.2.3.1.2), 4.2, 4.3, 6, 7.2.3.1, 7.2.3.2, 8, 9, 10, 11, 12, and 13.

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8. OWNERSHIP.

8.1 Intellectual Property.

8.1.1 Corium will be the sole and exclusive owner of any inventions or intellectual property rights that relate solely to the Corium Background Technology which are developed solely or jointly by the Parties in connection with this Agreement (“Corium Inventions”), and Adolor agrees to assign, and does hereby irrevocably assign any and all its right, title, and interest in and to such inventions and intellectual property rights to Corium.

8.1.2 Adolor will be the sole and exclusive owner of any inventions or intellectual property rights that relate solely to the Adolor Background Technology which are developed solely or jointly by the Parties in connection with this Agreement (“Adolor Inventions”) and Corium agrees to assign, and does hereby assign any and all its right, title, and interest in and to such inventions and intellectual property rights to Adolor.

8.1.3 The Parties will jointly own any inventions or intellectual property that do not solely relate to either Corium’s Background Technology or Adolor’s Background Technology which both Parties’ employees or contractors jointly develop or invent in connection with this Agreement (“Joint Inventions”). A Party will solely own any inventions or intellectual property that do not relate to either Corium’s Background Technology or Adolor’s Background that are solely developed or invented by such Party in connection with the Agreement.

8.2 Equipment. Corium will own the equipment that Adolor has purchased for it pursuant to the LOI and any other equipment purchased in connection with this Agreement for use at Corium facilities.

8.3 Intellectual Property Maintenance.

8.3.1 Maintenance. Corium shall have the exclusive right and obligation to prepare, file and prosecute in a diligent manner (including without limitation by conducting interferences, oppositions and reexaminations or other similar proceedings), maintain (by timely paying all maintenance fees, renewal fees, and other such fees and costs required under applicable laws) and extend all Corium Patents and related applications. Corium shall notify Adolor prior to abandoning any Corium Patents or related applications that are material to the matters contemplated in this Agreement.

8.3.2 Offensive Infringement Actions. Upon its receipt of written notice from Adolor that the Corium Patents are being infringed by a third party that is in direct competition with Adolor, Corium agrees to discuss appropriate steps that Corium may take regarding such infringement with Adolor, subject to any pre-existing contractual commitments Corium may have to third parties. In the event that a Corium Patent is infringed by such third party and Corium opts not to pursue an infringement claim against such third party, then Adolor’s subsequent royalty payment obligations hereunder shall be reduced by fifty percent (50%) so that Adolor is only required to pay a royalty of [**]

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per Patch during the Term and [**] per Patch after the Term upon Sale of a Patch to third parties for so long as Adolor Sells, or offers to Sell Patches.

9. WARRANTIES.

9.1 Mutual Representations and Warranties. Adolor and Corium each represents and warrants to the other as of the Effective Date that:

9.1.1 Organization and Authority. It has full corporate right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement;

9.1.2 No Conflicts or Violations. The execution and delivery of this Agreement by such Party and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations existing as of the Effective Date and applicable to such Party and (b) do not conflict with, violate, breach or constitute a default under, and are not prohibited or materially restricted by, any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date;

9.1.3 Valid Execution. Such Party is duly authorized, by all requisite corporate action, to execute and deliver this Agreement and the execution, delivery and performance of this Agreement by such Party does not require any shareholder action or approval or the approval or consent of any Third Party, and the Person executing this Agreement on behalf of such Party is duly authorized to do so by all requisite corporate action; and

9.1.4 Certain Persons. Corium will not use, in any capacity associated with or related to the manufacture of the Patches, the services of any persons who have been, or are in the process of being, debarred under 21 U.S.C. § 335a(a) or (b) or any comparable law, and that neither it nor any of its officers, employees, or consultants has been convicted of an offense under: (i) either a federal or state law that is cited in 21 U.S.C. § 335(a) as a ground for debarment, denial of approval, or suspension, or (ii) any other law cited in any comparable Regulatory Act as a ground for debarment, denial of approval or suspension.

9.2 Corium’s Representations and Warranties. Corium represents and warrants that:

9.2.1 Corium Background Technology. The Corium Background Technology and the Corium Inventions are free and clear of any lien, encumbrance, security interest or restriction on license inconsistent with the rights granted to Adolor herein, and Corium has not previously granted and will not grant to any third party, any right, license or interest in or to the Corium Background Technology and the Corium Inventions, or any portion thereof, inconsistent with the rights granted to Adolor herein, provided that in no event shall this representation be construed as a warranty of noninfringement from Corium;

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9.2.2 Regulatory Consents. To the best of Corium’s knowledge and subject to reasonable diligence by Corium with respect to its obligations to obtain consents, Corium has all consents from Regulatory Authorities that are necessary in performance of its obligations hereunder and the manufacture of the Patches for commercial sale;

9.2.3 Compliance. The manufacture, generation, processing, distribution, transport, treatment, storage, disposal and other handling of any raw materials or the Patches by Corium until delivery to a carrier or freight forwarder shall: (i) be in accordance with and conform to the Specifications, cGMPs and the Quality Agreement, (ii) be in accordance with and conform to any applicable standards specified by the United States Pharmacopeia and the Regulatory Authorities, and (iii) otherwise conform to any provisions of the Regulatory Standards not reflected in cGMPs;

9.2.4 Patch Marketing and Sales. Corium will not market or sell the Patches produced under this Agreement except in compliance with Section 5.3;

10. WARRANTY DISCLAIMERS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS, WAIVES, RELEASES, AND RENOUNCES ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE. NO ADVICE OR INFORMATION, WHETHER ORAL OR WRITTEN, OBTAINED FROM A PARTY OTHER THAN CORIUM WILL CREATE ANY WARRANTY WITH RESPECT TO THE PRODUCTS OR SERVICES PROVIDED HEREUNDER.

11. INDEMNIFICATION.

11.1 General Indemnity.

11.1.1 Indemnification by Corium. Corium hereby agrees to defend Adolor and its Affiliates and their respective directors, officers, employees, agents, successors and assigns from and against any and all claims and suits of a Third Party and to indemnify and hold Adolor and its Affiliates and their respective directors, officers, employees, agents, successors and assigns, harmless from and against any and all losses, damages, costs, penalties, liabilities (including strict liabilities), judgments, amounts paid in settlement, fines and expenses (including court costs and reasonable fees of attorneys and other professionals) in connection with claims of a Third Party (individually and collectively, the “Losses of Adolor”) arising out of:

11.1.1.1 bodily injury, personal injury, death and tangible property damage to the extent caused by noncompliance by Corium with applicable cGMPs or the Specifications in the manufacture of the Patch except to the extent such noncompliance is caused by Corium’s compliance with written specifications or instructions provided by Adolor;

11.1.1.2 a breach by Corium of its representations and warranties hereunder. Notwithstanding the foregoing, in all cases referred to in Section 11.1.1.1, Corium shall have no liability to Adolor for any Losses of Adolor to the extent that such Losses of

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Adolor were caused by any item for which Adolor is required to indemnify Corium pursuant to Section 11.1.2 or 11.2.

11.1.2 Indemnification by Adolor. Adolor hereby agrees to defend Corium and its Affiliates and their respective directors, officers, employees, agents, successors and assigns from and against any and all claims and suits of a Third Party and to indemnify and hold Corium and its Affiliates and their respective directors, officers, employees, agents, successors and assigns, harmless from and against any and all losses, damages, costs, penalties, liabilities (including strict liabilities), judgments, amounts paid in settlement, fines and expenses (including court costs and reasonable fees of attorneys and other professionals) in connection with claims of a Third Party (individually and collectively, the “Losses of Corium”) arising out of:

11.1.2.1 bodily injury, personal injury, death and tangible property damage to the extent caused by: (a) Adolor’s clinical testing, use, or sale of Patches produced by Corium in accordance with this Agreement, (b) claims by third parties described in Section 11.2.2 that are attributable to Corium’s non-assertion obligation set forth in Section 11.4.

11.1.2.2 a breach by Adolor of its representations and warranties hereunder. Notwithstanding the foregoing, in all cases referred to in Sections 11.1.2.1, and 11.1.2.2, Adolor shall have no liability to Corium for any Losses of Corium to the extent that such Losses of Corium were caused by any item for which Corium is required to indemnify Adolor pursuant to Sections 11.1.1 or 11.2.1.

11.2 Intellectual Property Indemnity.

11.2.1 Indemnification by Corium. Corium shall indemnify, defend and hold harmless Adolor and its affiliates and their respective directors, officers, shareholders, employees, agents, successors and assigns from and against all Losses of Adolor in connection with, relating to, or arising out of any third party claim that the manufacture, use, or sale of Patches by, to, or for Adolor using Corium’s Intellectual Property infringes that third party’s Intellectual Property except to the extent such claim is one for which Adolor indemnifies Corium pursuant to Section 11.2.2.

11.2.2 Indemnification by Adolor. Adolor shall indemnify, defend and hold harmless Corium and its affiliates and their respective directors, officers, shareholders, employees, agents, successors and assigns from and against all Losses of Corium in connection with, relating to, or arising out of any third party claim that the manufacture, use, or sale of Patches by, to, or for Adolor infringes that third party’s Intellectual Property except to the extent such claim is one for which Corium indemnifies Adolor pursuant to Section 11.2.1.

11.3 Indemnification Procedure. Any Party seeking to be indemnified hereunder (the “Indemnified Party”) shall provide prompt written notice to the other Party (the “Indemnifying Party”) no later than thirty (30) days after becoming aware of any actual or potential claim in respect of which indemnification may be sought; provided, however, that the failure by the Indemnified Party to provide such prompt notice to the Indemnifying Party shall only be a bar to

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recovering Losses of Adolor or Losses of Corium, as the case may be (the “Loss”), to the extent that the Indemnifying Party was prejudiced by such failure. In the event of any such actual or threatened Loss or claim therefor, each Party shall provide the other information and assistance as the other shall reasonably request for purposes of defense, and each Party shall receive from the other all necessary and reasonable cooperation in such defense, including the services of employees or agents of the other Party who are familiar with the transactions or occurrences out of which any such Loss may have arisen. The primary responsibility for defending any such Loss or claim shall be with the Indemnifying Party; provided, however, that the Indemnified Party shall have the right to participate in and with respect to the defense of any Loss with counsel of its own choosing, whose fees shall be borne by the Indemnified Party. The Indemnified Party shall not be entitled to settle any claim or agree to the entry of any judgment or other relief without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

11.4 Additional Infringement Remedies. In the event that the right to manufacture or sell the Patch is enjoined due to an Intellectual Property infringement claim or, becomes subject to an Intellectual Property infringement claim, Corium shall assist Adolor in procuring a license from the third party that alleges the Patch infringes to continue to manufacture or sell Patches. [**] If the Parties are unable to procure a license from such third party [**], then Corium may decide, it its sole discretion, to cease manufacturing Patches for Adolor and to terminate the licenses granted to Adolor in Section 4 of this Agreement upon [**] days prior written notice to Adolor. In such event, Corium shall [**] against Adolor due to Adolor’s election to [**] and Adolor’s [**] so that Adolor is only required to [**] per Patch during the Term and [**] per Patch after the Term upon Sale of a Patch to third parties for so long as Adolor Sells, or offers to Sell Patches.

11.5 Insurance Requirements. The Parties shall maintain, or cause to be maintained, each at its own expense: (a) product-liability insurance in an amount not less than ten million ($10,000,000) aggregate for the Term and three (3) years thereafter, and (b) general liability, property, inventory and business interruption insurance as is commercially reasonable. Upon a Party’s written request from time to time, each Party shall furnish to the other Party one or more Certificates of Insurance reflecting coverage under the aforementioned insurance and shall name such other Party as an additional insured on such policy. Further, each Party shall maintain workers compensation that meet relevant statutory requirements.

12. LIMITED LIABILITY

EXCEPT FOR EITHER PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 11 AND EXCEPT FOR A BREACH OF ANY PAYMENT OBLIGATIONS OF EITHER PARTY OR A BREACH BY EITHER PARTY OF SECTION 5 OR 6, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR REVENUE, LOSS OF USE, LOST BUSINESS OPPORTUNITIES OR LOSS OF GOODWILL), OR FOR THE COSTS OF PROCURING SUBSTITUTE PRODUCTS, ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR THE USE OR PERFORMANCE OF ANY PRODUCTS, WHETHER SUCH LIABILITY ARISES FROM ANY CLAIM BASED UPON CONTRACT,

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WARRANTY, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY OR OTHERWISE, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE. EXCEPT FOR A BREACH OF SECTION 5.1 OR 6, IN NO EVENT SHALL CORIUM’S TOTAL LIABILITY TO ADOLOR IN CONNECTION WITH THIS AGREEMENT FOR ALL CAUSES OF ACTION AND UNDER ALL THEORIES OF LIABILITY EXCEED THE TOTAL FEES PAID TO CORIUM BY ADOLOR UNDER THE 2003 AGREEMENT AND THIS AGREEMENT. THE PARTIES HAVE AGREED THAT THESE LIMITATIONS WILL SURVIVE AND APPLY EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

13. GENERAL.

13.1 Amendment and Waiver. Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in any particular instance and either retroactively or prospectively) only with the written consent of the Parties. However, it is the intention of the Parties that this Agreement be controlling over additional or different terms of any purchase order, confirmation, invoice or similar document, even if accepted in writing by both Parties, and that waivers and amendments shall be effective only if made by non-pre-printed agreements clearly understood by both Parties to be an amendment or waiver. The failure of either Party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

13.2 Governing Law and Legal Actions. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to conflicts of laws provisions thereof. The sole jurisdiction and venue for actions related to the subject matter hereof shall be the State and U.S. Federal courts in Delaware.

13.3 Interest. All amounts not paid when due or disputed in good faith will accrue interest (without the requirement of a notice) at the lower of 1.5% per month or the highest rate permissible by law until the unpaid amounts are paid in full.

13.4 Headings; Interpretation. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. References to any agreement, contract, statute, law or regulation are to that agreement, contract statute, law or regulation as amended, modified or supplemented from time to time in accordance with the terms thereof.

13.5 Notices. Notices under this Agreement shall be sufficient only if personally delivered, delivered by a major commercial rapid delivery courier service or mailed by certified or registered mail, return receipt requested, to a Party at its addresses first set forth herein or as amended by notice pursuant to this subsection, to the attention of Adrian Faasse, Chairman, in the case of Corium and to the attention of the President, with a copy to the attention of the

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General Counsel, in the case of Adolor. If not received sooner, notice by mail shall be deemed received five (5) days after deposit in the U.S. mail.

13.6 Entire Agreement. This Agreement, including all exhibits hereto, constitutes the entire and exclusive agreement between the Parties relating to its subject matter and supersedes all prior or contemporaneous representations, proposals, negotiations, discussions and agreements between or among the Parties, whether written or oral, relating to its subject matter.

13.7 Severability. If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

13.8 Compliance with Laws. Each Party will comply with all applicable international, national, state, regional and local laws and regulations, including all relevant export laws and regulations of countries within the Territory and other governments (“Export Laws”) that may be applicable to the Patches or to such Party’s activities under this Agreement. Each Party agrees to comply fully with all Export Laws to ensure that the Patches or Confidential Information are not: (a) exported or re-exported directly or indirectly in violation of Export Laws or without the appropriate U.S. or foreign government licenses, approvals or authorizations; or (b) used for any purposes prohibited by the Export Laws. Adolor shall obtain, and bear all expenses relating to, any necessary licenses, authorizations and/or exemptions with respect to the export from the U.S. to Canada of any Patches, or materials or items incorporated therein.

13.9 Basis of Bargain. Each Party recognizes and agrees that the warranty disclaimers and liability and remedy limitations in this Agreement are material bargained for bases of this Agreement and that they have been taken into account and reflected in determining the consideration to be given by each Party under this Agreement and in the decision by each Party to enter into this Agreement.

13.10 Relationship of Parties. The Parties hereto expressly understand and agree that the other is an independent contractor in the performance of each and every part of this Agreement and is solely responsible for all of its employees and agents and its labor costs and expenses arising in connection therewith. Nothing contained in this Agreement will be construed to make the Parties partners, joint venturers, principles, agents or employees of the other. Neither Party will have the right, power, or authority, express or implied, to bind the other Party.

13.11 Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, provided, however that either Party may assign this Agreement to (a) a subsidiary, parent or entity under common control with that Party or (b) to a successor party in the event of a merger, acquisition, sale, transfer or other disposition of all or substantially all of the assets of that Party, or the line of business in which this Agreement is used.

13.12 Publicity and Press Releases. Except to the extent necessary under applicable law, the Parties will mutually agree upon any press releases or other publicity relating to the substance of the matters contained herein.

13.13 No Third Party Beneficiary. This Agreement does not confer any right or remedy other than to the Parties hereto and their respective permitted successors and assigns, and no

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action may be brought against any Party hereto by any third party, including [**], claiming as a third party beneficiary to this Agreement or any Purchase Order. Nothing in this Agreement is intended to relieve or discharge any obligation or liability of any third party to any Party to this.

13.14 Force Majeure. Except for obligations to pay money, no liability or loss of rights hereunder shall result to either Party from delay or failure in performance caused by force majeure, that is, circumstances beyond the reasonable control of the Party affected thereby, including, without limitation, acts of God, fire, flood, war, government action, compliance with laws or regulations (including, without limitation, those related to infringement), strikes, lockouts or other serious labor disputes, or shortage of or inability to obtain material or equipment.

CORIUM INTERNATIONAL, INC.		ADOLOR CORPORATION

By:	/s/ GARY CLEARY	By:	/s/ MICHAEL DOUGHERTY
Name:	Gary Cleary, Ph.D.	Name:	Michael Dougherty
Title:	President and Chief Technology Officer	Title:	Senior Vice President

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EXHIBIT A

Deliverables and Deliverable Documents

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EXHIBIT B

United States Specifications

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EXHIBIT C

Project Timeline

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EXHIBIT D

Payments

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EXHIBIT E

Patch Transfer Prices

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EXHIBIT F

Quality Agreement

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